Exhibit 99.3

SPECIAL MEETING OF SHAREHOLDERS

MILLENNIUM BANKSHARES CORPORATION

November 28, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

MILLENNIUM BANKSHARES CORPORATION

The undersigned shareholder of Millennium Bankshares Corporation, a Virginia corporation (“Millennium Bankshares”), hereby appoints Anita L. Shull and Barbara J. Chapman and each of them, with full power to act alone, as proxies, each with full power of substitution and revocation, to vote all shares of common stock of Millennium Bankshares which the undersigned is entitled to vote at the special meeting of shareholders of Millennium Bankshares to be held on Monday, November 28, 2005, at 3:00 p.m., local time, at the Reston Community Center at Lake Anne, 1609A Washington Plaza, North, Reston, Virginia, and at any adjournments or postponements of the special meeting, with all powers the undersigned would possess if personally present at the special meeting, on the following:

1.	A proposal to approve the issuance of additional shares of Millennium Bankshares Corporation common stock in connection with the Agreement and Plan of Reorganization dated as of June 9, 2005, as amended, between Millennium Bankshares Corporation and Albemarle First Bank in accordance with the Nasdaq SmallCap Market rules.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	A proposal to amend the articles of incorporation of Millennium Bankshares Corporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting.

This proxy may be revoked by the undersigned at any time before it is exercised by (1) written notice to the corporate secretary of Millennium Bankshares, (2) executing and delivering to Millennium Bankshares a later dated proxy prior to a vote being taken at the special meeting or (3) attending the special meeting and voting in person.

The undersigned hereby ratifies and confirms that all said proxies, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the special meeting and the joint proxy statement/prospectus accompanying it.

THE PROXY WILL BE VOTED AS SPECIFIED BY YOU ABOVE. IF NO SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED ABOVE.

Dated: , 2005

Signature

Signature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.